EXHIBIT 11

                        HASBRO, INC. AND SUBSIDIARIES
                  Computation of Earnings Per Common Share
              Quarters Ended March 30, 2003 and March 31, 2002

           (Thousands of Dollars and Shares Except Per Share Data)





                                            2003                 2002
                                      -----------------    -----------------
                                       Basic    Diluted      Basic   Diluted
                                      -------   -------     -------  -------
Earnings (loss) before cumulative
    effect of accounting change     $   1,189     1,189     (17,058) (17,058)
                                      =======   =======     =======  =======

Weighted average number of shares
 Outstanding:
  Outstanding at beginning of
   period                             172,805   172,805     172,537  172,537
  Exercise of stock options
   and warrants
    Actual exercise of options            113       113          57       57
    Assumed exercise of warrants            -     5,291           -        -
    Assumed exercise of options             -       480           -        -
                                      -------   -------     -------  -------
    Total                             172,918   178,689     172,594  172,594
                                      =======   =======     =======  =======

Per common share:
Earnings (loss) before cumulative
    effect of accounting change     $    .01        .01        (.10)    (.10)
                                      =======   =======     =======  =======